EXHIBIT 7C

For period ending 7/31/2012 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1.
Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.

                                                                  Is this the
                                                                  last filing
Series                                                            for this
Number  Series Name                                               Series? (Y/N)

120     Wells Fargo Advantage Endeavor Select Fund                      N
123     Wells Fargo Advantage Capital Growth Fund                       N
124     Wells Fargo Advantage Large Company Value Fund                  N
125     Wells Fargo Advantage Growth Fund                               N
127     Wells Fargo Advantage Large Cap Growth Fund                     N
154     Wells Fargo Advantage Disciplined U.S. Core Fund                N
156     Wells Fargo Advantage Intrinsic Value Fund                      N
157     Wells Fargo Advantage Large Cap Core Fund                       N
158     Wells Fargo Advantage Omega Growth Fund                         N
159     Wells Fargo Advantage Premier Large Company Growth Fund         N